UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

The Sherwin-Williams Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

Valspar Talking Points

The Americas Group

I am very pleased to tell you today that we have announced an agreement to acquire Valspar.

A copy of the press release is being distributed for your review.

This is an exciting development and transformative transaction for Sherwin Williams that will bring significant opportunities to our company, customers, shareholders, and employees.

Valspar is a highly respected manufacturer of architectural paints, wood coatings, and industrial finishes. Valspar has 11,000 employees in more than 100 countries and offers a broad range of products for consumers and the construction, industrial, packaging, and transportation sectors.

The transaction is expected to close by the first quarter of 2017, following regulatory and Valspar shareholder approvals. Until then Valspar and Sherwin Williams will continue to operate as separate companies.

It is important to remember the following Rules of Engagement until the transaction closes:

1.	Business as usual – That means any interaction with Valspar employees would be inappropriate.

2.	Run your business – Keep your focus on driving sales and continue to compete aggressively with every competitor in your market- including Valspar. It is business as usual until further notice. For Sherwin-Williams, our customers and our employees remain our number one priority.

3.	Avoid Rumors and Speculation – As you know, rumors are often not accurate, so please avoid speculation. We will keep employees and customers informed of any decisions that affect them as soon as it is appropriate.

4.	Refer all outside inquiries to Corporate Communications. Our Corporate Communications Department is responsible for handling all media and public communications regarding this transaction. If anyone outside the company approaches you with questions, please refer them to: Mike Conway (216-515-4393) and notify your manager.

5.	Continue to be careful in your use of social media. Avoid communicating about this transaction via Twitter, Facebook or any other social media vehicle. Please know that any mention of Sherwin-Williams or Valspar is seen and read by anyone searching those keywords. What you might think is a private conversation between friends is really public information.

I ask that you remain focused on driving sales and growing gallons. We will continue to keep you informed and provide you with updates regarding this very important and transformative transaction.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements are described in Sherwin-Williams’ Form 10-K under the heading “Cautionary Statement Regarding Forward-Looking Information”, as well as the information included in Sherwin-Williams’ Current Reports on Form 8-K and other factors that are set forth in management’s discussion and analysis of Sherwin-Williams’ most recently filed reports with the SEC. Additional important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the merger not being timely completed, if completed at all; prior to the completion of the merger, Sherwin-Williams’ and/or Valspar’s respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; and the parties being unable to successfully implement integration strategies. While Sherwin-Williams and/or Valspar may elect to update forward-looking statements at some point in the future, Sherwin-Williams and Valspar specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Additional Information and Where to Find It

In connection with the proposed transaction, Valspar intends to file a preliminary proxy statement on Schedule 14A with the SEC. VALSPAR’S SHAREHOLDERS ARE ENCOURAGED TO READ THE PRELIMINARY PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to shareholders of Valspar. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, or from Valspar at its website, www.valspar.com, or by contacting Bill Seymour at 612-656-1328.

Participants in Solicitation

Sherwin-Williams and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning Sherwin-Williams’ participants is set forth in the proxy statement, filed March 7, 2016, for Sherwin-Williams’ 2016 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the proposed merger will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

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